EXHIBIT 21.1



                         SUBSIDIARIES OF THE REGISTRANT

              (All Subsidiaries are Wholly Owned by the Registrant)



         Arterial Vascular Engineering Canada, Inc. (Canada)

         AVE International Sales, Inc. (Barbados)

         AVE Manufacturing, Inc. (California)

         Arterial Vascular Engineering UK Limited (United Kingdom)

         Arterial Vascular Engineering GmbH (Germany)

         Arterial Vascular Engineering SARL (France)

         Arterial Vascular Engineering B.V. (the Netherlands)

         AVE Arterial Vascular Engineering  (Schweiz) AG (Switzerland)

         Proprietary Extrusion Technologies, Inc. (California)